Contact:  William P. Morrissey
          Senior Vice President                         For Release: Immediately
          (617) 628-4000

                          CENTRAL BANCORP RESERVES FOR
                          POTENTIAL STATE TAX LIABILITY

     SOMERVILLE,  MASSACHUSETTS,  March 7, 2003-- Central Bancorp, Inc. (NASDAQ:
CEBK) today reported that it will record a provision in the fourth quarter of its fiscal year ending March 31, 2003 of approximately $850,000, representing an estimate of the additional state tax liability, including interest (net of any federal or state tax deduction associated with such taxes and interest) relating to a newly enacted law disallowing the deduction for dividends received by Central Co-operative Bank from its real estate investment trust (REIT) subsidiary for the 2000 through 2003 fiscal years, thereby reducing earnings for the fourth quarter of fiscal 2003 by that amount.

     The provision relates to legislation signed into law on March 5, 2003 by the Governor of Massachusetts that amends Massachusetts law to expressly disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on or after December 31, 1999.
Although the Company questions the constitutionality of the retroactive provisions of this law, accounting principles generally accepted in the United States require that the total estimated assessment, including interest, be recognized at the time the law is enacted. Accordingly, the Company will record this estimated liability. As a result of the new law, the Company will also cease recording the tax benefits associated with the dividend received deduction on dividends received from its REIT subsidiary. This change will result in an increase, at least initially, in the Company's overall effective tax rate of approximately 3%.

     The Company understands that this new law applies to numerous financial institutions in Massachusetts and will likely be challenged, especially the retroactive provisions, on constitutional and other grounds. The Company supports such a challenge and otherwise intends to vigorously defend its position.

     Central Bancorp, Inc., is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices and one limited-service high school branch in suburban Boston.

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This press release may contain  certain  forward-looking  statements,  which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental,
regulatory  and  technological   factors  affecting  the  Company's  operations,
pricing, products and services.
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